Exhibit 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement is entered into as of October 25, 2010, by and between PRI Medical Technologies, Inc., a Nevada corporation ("Borrower") and City National Bank, a national banking association ("CNB").

RECITALS

A.    Borrower and CNB are parties to that certain Credit Agreement, dated as of May 1, 2008, as amended by that certain First Amendment to Credit Agreement dated as of August 4, 2008, that certain Second Amendment to Credit Agreement dated as of August 18, 2009 and that certain Renewal Letter: Short Clear Extension of Termination Date dated as of August 11, 2010 (the Credit Agreement, as herein amended, hereinafter the "Credit Agreement").

B.   Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW THEREFORE, the parties agree as follows:

1.    Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.    Amendments. The Credit Agreement is amended as follows:

2.1    Section 1.5 is amended in its entirety to provide as follows:

"1.5 'Cash Flow from Operations' will be determined on a consolidated basis for Borrower and the Subsidiaries and mean the sum of (a) net income after taxes, and, for fiscal periods ending after September 30, 2011, after deducting the amount of dividends declared to Borrower's shareholders earned over the twelve-month period ending on the date of determination, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation expensed during the twelve-month period ending on the date of determination, plus (e) the net change of minority interests as reflected on Borrower's balance sheet from the date of determination to the date twelve months earlier. less (f) deferred tax valuation allowance during the twelve-month period ending on the date of determination."

2.2    Section 1.8 is amended in its entirety to provide as follows:

"1.8 'Commitment' means CNB's commitment to make the Loans in the aggregate principal amount outstanding at any one time of up to TWO MILLION FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($2,500,000.00)."

2.3    Section 1.11 is amended in its entirety to provide as follows:
"1.11 'Demand Deposit Account' means Borrower's demand deposit account no. 412980522 maintained with CNB."

2.4    Section 1.22 is amended in its entirety to provide as follows:

"1.22'  Revolving Credit Commitment' means CNB's commitment to make the Revolving Credit Loans in the aggregate principal amount at any one time of up to TWO MILLION FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS (2,500,000.00)."

2.5    Section 1.25 (Termination Date) is amended in its entirety to provide as follows:

"1.25 'Termination Date' means January 3, 2012. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled "CNB's Remedies"; the date of any such termination will become the Termination Date as that term is used in this Agreement."

2.6    Sections 6.10.1 and 6.10.2 are amended in their entirety to provide as follows:

"6.10.1Tangible Net Worth plus Subordinated Debt of not less than $4,500,000.00 through September 30, 2010; of not less than $2,500,000.00 through September 30, 2011 and of not less than $4,500,000.00 thereafter;

6.10.2 A ratio of Total Senior Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 3.0 to 1 through November 30, 2010; of not more than 5.75 to 1 through December 31, 2010; of not more than 3.5 to 1 through September 30, 2011 and of not more than 3.0 to 1 thereafter;"

3.    Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.     Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB's satisfaction:

4.1    CNB shall have received this Amendment duly executed by Borrower;

4.2    CNB shall have received a separate Continuing Guaranty executed by the Guarantor, guarantying repayment of all Obligations of Borrower to CNB; and

4.3    CNB shall have received a loan documentation fee equal to $1,000.00.

5.     Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.         Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

"Borrower"

PRI Medical Technologies., a Nevada corporation
By:	/s/ Bruce J. Haber
Bruce J. Haber, Chairman/CEO

"CNB"

City National Bank, a national banking association
By:	/s/ George Hill	12/3/10
George Hill, Senior Vice President

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